Exhibit 99.1

Intel Reports Full Year Revenue of $53.3 Billion, Net Income of $11.0 Billion

Generates $18.9 Billion in Cash from Operations

SANTA CLARA, Calif.--(BUSINESS WIRE)--January 17, 2013--Intel Corporation today reported full-year revenue of $53.3 billion, operating income of $14.6 billion, net income of $11.0 billion and EPS of $2.13. The company generated approximately $18.9 billion in cash from operations, paid dividends of $4.4 billion, and used $4.8 billion to repurchase 191 million shares of stock.

For the fourth quarter, Intel posted revenue of $13.5 billion, operating income of $3.2 billion, net income of $2.5 billion and EPS of 48 cents. The company generated approximately $6 billion in cash from operations, paid dividends of $1.1 billion and used $1.0 billion to repurchase 47 million shares of stock.

“The fourth quarter played out largely as expected as we continued to execute through a challenging environment,” said Paul Otellini, Intel president and CEO. “We made tremendous progress across the business in 2012 as we entered the market for smartphones and tablets, worked with our partners to reinvent the PC, and drove continued innovation and growth in the data center. As we enter 2013, our strong product pipeline has us well positioned to bring a new wave of Intel innovations across the spectrum of computing.”

Full-Year 2012 Key Financial Information and Business Unit Trends

  PC Client Group had revenue of $34.3 billion, down 3 percent from 2011.
  Data Center Group had revenue of $10.7 billion, up 6 percent from 2011.
  Other Intel architecture group had revenue of $4.4 billion, down 13 percent from 2011.

Q4 Key Financial Information and Business Unit Trends

  PC Client Group revenue of $8.5 billion, down 1.5 percent sequentially and down 6 percent year-over-year.
  Data Center Group revenue of $2.8 billion, up 7 percent sequentially and up 4 percent year-over-year.
  Other Intel® architecture group revenue of $1.0 billion, down 14 percent sequentially and down 7 percent year-over-year.
  Gross margin of 58 percent, 1.0 percentage point above the midpoint of the company’s expectation of 57 percent.
  R&D plus MG&A spending $4.6 billion, in line with the company’s expectation of approximately $4.5 billion.
  Tax rate of 23 percent, below the company’s expectation of approximately 27 percent.

Business Outlook

Intel’s Business Outlook does not include the potential impact of any business combinations, asset acquisitions, divestitures or other investments that may be completed after Jan. 17.

Full-Year 2013

  Revenue: low single-digit percentage increase.
  Gross margin percentage: 60 percent, plus or minus a few percentage points.
  R&D plus MG&A spending: $18.9 billion, plus or minus $200 million.
  Amortization of acquisition-related intangibles: approximately $300 million.
  Depreciation: $6.8 billion, plus or minus $100 million.
  Impact of equity investments and interest and other: net gain of approximately $100 million.
  Tax Rate: approximately 25 percent.
  Full-year capital spending: $13.0 billion, plus or minus $500 million.

Q1 2013

  Revenue: $12.7 billion, plus or minus $500 million.
  Gross margin percentage: 58 percent, plus or minus a couple percentage points.
  R&D plus MG&A spending: approximately $4.6 billion.
  Amortization of acquisition-related intangibles: approximately $75 million.
  Impact of equity investments and interest and other: net loss of approximately $50 million.
  Depreciation: approximately $1.7 billion.

For additional information regarding Intel’s results and Business Outlook, please see the CFO commentary at: www.intc.com/results.cfm.

Status of Business Outlook

Intel’s Business Outlook is posted on intc.com and may be reiterated in public or private meetings with investors and others. The Business Outlook will be effective through the close of business Mar. 15 unless earlier updated; except that the Business Outlook for amortization of acquisition-related intangibles, impact of equity investments and interest and other, and tax rate, will be effective only through the close of business on Jan. 24. Intel’s Quiet Period will start from the close of business on Mar. 15 until publication of the company’s first-quarter earnings release, scheduled for April 16, 2013. During the Quiet Period, all of the Business Outlook and other forward-looking statements disclosed in the company’s news releases and filings with the SEC should be considered as historical, speaking as of prior to the Quiet Period only and not subject to an update by the company.

GAAP Financial Comparison
Annual
	2012	2011	vs. 2011
Revenue	$53.3 billion	$54.0 billion	down 1.2%
Gross Margin	62.1%	62.5%	down 0.4 pts.
Operating Income	$14.6 billion	$17.5 billion	down 16%
Net Income	$11.0 billion	$12.9 billion	down 15%
Earnings Per Share	$2.13	$2.39	down 11%
Non-GAAP Financial Comparison
Annual
	2012	2011	vs. 2011
Gross Margin	63.2%	63.4%	down 0.2 pts.
Operating Income	$15.5 billion	$18.2 billion	down 15%
Net Income	$11.6 billion	$13.5 billion	down 14%
Earnings Per Share	$2.24	$2.50	down 10%
Non-GAAP results exclude the amortization of acquisition-related intangible assets and the related income tax effect of these charges.

GAAP Financial Comparison
Quarterly
	Q4 2012	Q4 2011	vs. Q4 2011
Revenue	$13.5 billion	$13.9 billion	down 3%
Gross Margin	58.0%	64.5%	down 6.5 pts.
Operating Income	$3.2 billion	$4.6 billion	down 31%
Net Income	$2.5 billion	$3.4 billion	down 27%
Earnings Per Share	48 cents	64 cents	down 25%
Non-GAAP Financial Comparison
Quarterly
	Q4 2012	Q4 2011	vs. Q4 2011
Gross Margin	59.0%	65.4%	down 6.4 pts.
Operating Income	$3.4 billion	$4.8 billion	down 30%
Net Income	$2.6 billion	$3.5 billion	down 26%
Earnings Per Share	51 cents	67 cents	down 24%
Non-GAAP results exclude the amortization of acquisition-related intangible assets and the related income tax effect of these charges.

Risk Factors

The above statements and any others in this document that refer to plans and expectations for the first quarter, the year and the future are forward-looking statements that involve a number of risks and uncertainties. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will,” “should” and their variations identify forward-looking statements. Statements that refer to or are based on projections, uncertain events or assumptions also identify forward-looking statements. Many factors could affect Intel’s actual results, and variances from Intel’s current expectations regarding such factors could cause actual results to differ materially from those expressed in these forward-looking statements. Intel presently considers the following to be the important factors that could cause actual results to differ materially from the company’s expectations.

  Demand could be different from Intel's expectations due to factors including changes in business and economic conditions; customer acceptance of Intel’s and competitors’ products; supply constraints and other disruptions affecting customers; changes in customer order patterns including order cancellations; and changes in the level of inventory at customers. Uncertainty in global economic and financial conditions poses a risk that consumers and businesses may defer purchases in response to negative financial events, which could negatively affect product demand and other related matters.

  Intel operates in intensely competitive industries that are characterized by a high percentage of costs that are fixed or difficult to reduce in the short term and product demand that is highly variable and difficult to forecast. Revenue and the gross margin percentage are affected by the timing of Intel product introductions and the demand for and market acceptance of Intel's products; actions taken by Intel's competitors, including product offerings and introductions, marketing programs and pricing pressures and Intel’s response to such actions; and Intel’s ability to respond quickly to technological developments and to incorporate new features into its products.
  The gross margin percentage could vary significantly from expectations based on capacity utilization; variations in inventory valuation, including variations related to the timing of qualifying products for sale; changes in revenue levels; segment product mix; the timing and execution of the manufacturing ramp and associated costs; start-up costs; excess or obsolete inventory; changes in unit costs; defects or disruptions in the supply of materials or resources; product manufacturing quality/yields; and impairments of long-lived assets, including manufacturing, assembly/test and intangible assets.
  The tax rate expectation is based on current tax law and current expected income. The tax rate may be affected by the jurisdictions in which profits are determined to be earned and taxed; changes in the estimates of credits, benefits and deductions; the resolution of issues arising from tax audits with various tax authorities, including payment of interest and penalties; and the ability to realize deferred tax assets.
  Gains or losses from equity securities and interest and other could vary from expectations depending on gains or losses on the sale, exchange, change in the fair value or impairments of debt and equity investments; interest rates; cash balances; and changes in fair value of derivative instruments. The majority of our marketable equity security portfolio balance is concentrated in ASML Holding, N.V., and declines in value could result in impairment charges, impacting gains or losses on equity securities.
  Intel's results could be affected by adverse economic, social, political and physical/infrastructure conditions in countries where Intel, its customers or its suppliers operate, including military conflict and other security risks, natural disasters, infrastructure disruptions, health concerns and fluctuations in currency exchange rates.
  Expenses, particularly certain marketing and compensation expenses, as well as restructuring and asset impairment charges, vary depending on the level of demand for Intel's products and the level of revenue and profits.
  Intel’s results could be affected by the timing of closing of acquisitions and divestitures.
  Intel’s current chief executive officer plans to retire in May 2013 and the Board of Directors is working to choose a successor. The succession and transition process may have a direct and/or indirect effect on the business and operations of the company. In connection with the appointment of the new CEO, the company will seek to retain our executive management team (some of whom are being considered for the CEO position), and keep employees focused on achieving the company’s strategic goals and objectives.
  Intel's results could be affected by adverse effects associated with product defects and errata (deviations from published specifications), and by litigation or regulatory matters involving intellectual property, stockholder, consumer, antitrust, disclosure and other issues, such as the litigation and regulatory matters described in Intel's SEC reports. An unfavorable ruling could include monetary damages or an injunction prohibiting Intel from manufacturing or selling one or more products, precluding particular business practices, impacting Intel’s ability to design its products, or requiring other remedies such as compulsory licensing of intellectual property.

A detailed discussion of these and other factors that could affect Intel’s results is included in Intel’s SEC filings, including the company’s most recent Form 10-Q and report on Form 10-K.

Earnings Webcast

Intel will hold a public webcast at 2 p.m. PDT today on its Investor Relations website at www.intc.com. A webcast replay and MP3 download will also be available on the site.

Intel plans to report its earnings for the first quarter of 2013 on April 16, 2013. Immediately following the earnings report, the company plans to publish a commentary by Stacy J. Smith, executive vice president, chief financial officer, and director of corporate strategy, at www.intc.com/results.cfm. A public webcast of Intel’s earnings conference call will follow at 2 p.m. PDT at www.intc.com.

About Intel

Intel (NASDAQ: INTC) is a world leader in computing innovation. The company designs and builds the essential technologies that serve as the foundation for the world’s computing devices. Additional information about Intel is available at newsroom.intel.com and blogs.intel.com.

Intel, the Intel logo and Ultrabook are trademarks of Intel Corporation in the United States and other countries.

*Other names and brands may be claimed as the property of others.

INTEL CORPORATION
CONSOLIDATED SUMMARY STATEMENT OF INCOME DATA
(In millions, except per share amounts)

	Three Months Ended		Twelve Months Ended
	Dec 29,	Dec 31,	Dec 29,	Dec 31,
	2012	2011	2012	2011
NET REVENUE	$13,477	$13,887	$53,341	$53,999
Cost of sales	5,660	4,935	20,190	20,242
GROSS MARGIN	7,817	8,952	33,151	33,757

Research and development	2,629	2,308	10,148	8,350
Marketing, general and administrative	1,958	1,973	8,057	7,670
R&D AND MG&A	4,587	4,281	18,205	16,020
Amortization of acquisition-related intangibles	75	72	308	260
OPERATING EXPENSES	4,662	4,353	18,513	16,280
OPERATING INCOME	3,155	4,599	14,638	17,477
Gains (losses) on equity investments, net	60	17	141	112
Interest and other, net	(11)	(29)	94	192
INCOME BEFORE TAXES	3,204	4,587	14,873	17,781
Provision for taxes	736	1,227	3,868	4,839
NET INCOME	$2,468	$3,360	$11,005	$12,942

BASIC EARNINGS PER COMMON SHARE	$0.50	$0.66	$2.20	$2.46
DILUTED EARNINGS PER COMMON SHARE	$0.48	$0.64	$2.13	$2.39

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
BASIC	4,968	5,069	4,996	5,256
DILUTED	5,095	5,242	5,160	5,411

INTEL CORPORATION
CONSOLIDATED SUMMARY BALANCE SHEET DATA
(In millions)

	Dec 29,	Sept 29,	Dec 31,
	2012	2012	2011
CURRENT ASSETS
Cash and cash equivalents	$8,478	$3,520	$5,065
Short-term investments	3,999	2,483	5,181
Trading assets	5,685	4,462	4,591
Accounts receivable, net	3,833	3,938	3,650
Inventories:
Raw materials	478	614	644
Work in process	2,219	2,363	1,680
Finished goods	2,037	2,342	1,772
	4,734	5,319	4,096
Deferred tax assets	2,117	1,633	1,700
Other current assets	2,512	1,659	1,589
TOTAL CURRENT ASSETS	31,358	23,014	25,872

Property, plant and equipment, net	27,983	27,157	23,627
Marketable equity securities	4,424	3,924	562
Other long-term investments	493	469	889
Goodwill	9,710	9,623	9,254
Identified intangible assets, net	6,235	6,221	6,267
Other long-term assets	4,148	4,033	4,648
TOTAL ASSETS	$84,351	$74,441	$71,119

CURRENT LIABILITIES
Short-term debt	$312	$56	$247
Accounts payable	3,023	3,188	2,956
Accrued compensation and benefits	2,972	2,320	2,948
Accrued advertising	1,015	1,096	1,134
Deferred income	1,932	1,954	1,929
Other accrued liabilities	3,644	3,339	2,814
TOTAL CURRENT LIABILITIES	12,898	11,953	12,028

Long-term debt	13,136	7,100	7,084
Long-term deferred tax liabilities	3,412	2,904	2,617
Other long-term liabilities	3,702	3,215	3,479
Stockholders' equity:
Preferred stock	—	—	—
Common stock and capital in excess of par value	19,464	19,278	17,036
Accumulated other comprehensive income (loss)	(399)	(501)	(781)
Retained earnings	32,138	30,492	29,656
TOTAL STOCKHOLDERS' EQUITY	51,203	49,269	45,911
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$84,351	$74,441	$71,119

INTEL CORPORATION
SUPPLEMENTAL FINANCIAL AND OTHER INFORMATION
(In millions)

	Q4 2012	Q3 2012	Q4 2011
CASH INVESTMENTS:
Cash and short-term investments	$12,477	$6,003	$10,246
Trading assets - marketable debt securities	5,685	4,462	4,591
Total cash investments	$18,162	$10,465	$14,837

CURRENT DEFERRED INCOME:
Deferred income on shipments of components to distributors	$694	$791	$751
Deferred income from software and services group	1,238	1,163	1,178
Total current deferred income	$1,932	$1,954	$1,929

SELECTED CASH FLOW INFORMATION:
Depreciation	$1,641	$1,625	$1,333
Share-based compensation	$272	$276	$241
Amortization of intangibles	$364	$268	$256
Capital spending	($2,504)	($2,887)	($2,844)
Investments in non-marketable equity instruments	($117)	($163)	($124)
Equity investment in ASML Holding N.V.	—	(3,218)	—
Stock repurchase program	($1,000)	(1,165)	(4,133)
Proceeds from sales of shares to employees & excess tax benefit	$139	$299	$1,129
Issuance of long-term debt	$6,124	—	—
Dividends paid	($1,119)	($1,125)	($1,070)
Net cash (used)/received for acquisitions/divestitures	($70)	($110)	($244)

EARNINGS PER COMMON SHARE INFORMATION:
Weighted average common shares outstanding - basic	4,968	4,996	5,069
Dilutive effect of employee equity incentive plans	73	93	115
Dilutive effect of convertible debt	54	64	58
Weighted average common shares outstanding - diluted	5,095	5,153	5,242

STOCK BUYBACK:
Shares repurchased	47	46	174
Cumulative shares repurchased (in billions)	4.3	4.2	4.1
Remaining dollars authorized for buyback (in billions)	$5.3	$6.3	$10.1

OTHER INFORMATION:
Employees (in thousands)	105.0	104.7	100.1

INTEL CORPORATION
SUPPLEMENTAL OPERATING GROUP RESULTS
(In millions)

	Three Months Ended		Twelve Months Ended
	Dec 29,	Dec 31,	Dec 29,	Dec 31,
	2012	2011	2012	2011
Net Revenue
PC Client Group	$8,506	$9,047	$34,274	$35,406
Data Center Group	2,830	2,717	10,741	10,129
Other Intel Architecture Group	1,018	1,099	4,378	5,005
Intel Architecture Group	12,354	12,863	49,393	50,540

Software and Services Group	636	578	2,381	1,870
All other	487	446	1,567	1,589
TOTAL NET REVENUE	$13,477	$13,887	$53,341	$53,999

Operating income (loss)
PC Client Group	$2,817	$3,952	$13,053	$14,793
Data Center Group	1,329	1,453	5,073	5,100
Other Intel Architecture Group	(495)	(368)	(1,377)	(577)
Intel Architecture Group	$3,651	$5,037	16,749	19,316

Software and Services Group	(36)	16	(11)	(32)
All other	(460)	(454)	(2,100)	(1,807)
TOTAL OPERATING INCOME	$3,155	$4,599	$14,638	$17,477
In the second quarter of 2012, we reorganized our smartphone, tablet, and mobile communication businesses within the other Intel architecture operating group to enable us to move faster and with greater collaboration and synergies in the market segment for mobile devices. As part of the reorganization, the former Netbook and Tablet Group has been separated into the following new operating groups: Netbook Group, Tablet Group, and Service Provider Group. Additionally, the former Ultra-Mobility Group is now the Phone Group. The other Intel architecture operating group continues to include the Intelligent Systems Group and Intel Mobile Communications. The other Intel architecture operating group aggregation has not changed. Our operating groups shown above are comprised of the following:

• PC Client Group: Delivering platforms designed for the notebook and desktop (including high-end enthusiast PCs) market segments; and wireless connectivity products.

• Data Center Group: Delivering platforms designed for the server, workstation, and storage computing market segments; and wired network connectivity products.

• Other Intel Architecture Group consist of the following:
• Intelligent Systems Group: Delivering platforms designed for embedded applications.
• Netbook Group: Delivering platforms designed for the netbook market segment.
• Intel Mobile Communications: Delivering mobile phone components such as baseband processors, radio frequency transceivers, and power management chips.

• Tablet Group: Delivering platforms designed for the tablet market segment.
• Phone Group: Delivering platforms designed for the smartphone market segment.
• Service Provider Group: Delivering gateway and set top box components.

• Software and Services Group consists of the following:
• McAfee: A wholly owned subsidiary delivering software products for endpoint security, network and content security, risk and compliance, and consumer and mobile security.
• Wind River Software Group: A wholly owned subsidiary delivering software optimized products for the embedded and mobile market segments.
• Software and Services Group: Delivering software products and services that promote Intel Architecture as the platform of choice for software development.

All Other consists of the following:
• Non-Volatile Memory Solutions Group: Delivering NAND flash memory products for use in a variety of devices.
• Corporate: Revenue, expenses and charges such as:
• A portion of profit-dependent compensation and other expenses not allocated to the operating groups.

• Divested businesses and results of seed businesses that support our initiatives.

• Acquisition-related costs, including amortization and any impairment of acquisition-related intangibles and goodwill.

INTEL CORPORATION
SUPPLEMENTAL PLATFORM REVENUE INFORMATION

	Q4 2012	Q4 2012	2012
	compared to Q3 2012	compared to Q4 2011	compared to 2011
PC Client Platform
Unit Volumes	(4%)	(6%)	(1%)
Average Selling Prices	2%	0%	(2%)

Data Center Platform
Unit Volumes	0%	(1%)	(1%)
Average Selling Prices	8%	5%	6%

PC Client Group Notebook and Desktop Platform Key Drivers
-Notebook platform average selling prices decreased 6% from 2011 to 2012
-Notebook platform volumes increased 2% from 2011 to 2012
-Desktop platform average selling prices increased 4% from 2011 to 2012
-Desktop platform volume decreased 5% from 2011 to 2012

INTEL CORPORATION
SUPPLEMENTAL RECONCILIATIONS OF GAAP TO NON-GAAP RESULTS

In addition to disclosing financial results in accordance with United States (U.S.) generally accepted accounting principles (GAAP), this document contains non-GAAP financial measures that we believe are helpful in understanding and comparing our past financial performance and our expectations for future results. The non-GAAP financial measures disclosed by the company exclude the amortization of acquisition-related intangible assets, as well as the related income tax effect. Amortization of acquisition-related intangible assets consists of the amortization of developed technology, trade names, and customer relationships acquired in connection with business combinations. We record charges relating to the amortization of these intangibles in our GAAP financial statements. Amortization charges for our acquisition-related intangible assets are inconsistent in size and are significantly impacted by the timing and valuation of our acquisitions. Consequently, our non-GAAP adjustment excludes these charges to facilitate an evaluation of our current operating performance and comparisons to our past operating performance.

Set forth below are reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures. The non-GAAP financial measures disclosed by the company have limitations and should not be considered a substitute for, or superior to, financial measures prepared in accordance with GAAP, and the financial results prepared in accordance with GAAP and reconciliations from these results should be carefully evaluated. Management believes the non-GAAP financial measures are appropriate for period to period comparisons in our budget, planning and evaluation processes, and to show the reader how our performance compares to other periods.

	(In millions, except per share amounts)
	Three Months Ended		Twelve Months Ended
	Dec 29,	Dec 31,	Dec 29,	Dec 31,
	2012	2011	2012	2011

GAAP GROSS MARGIN	$7,817	$8,952	$33,151	$33,757
Adjustment for the amortization of acquisition-related intangibles	137	137	557	482
NON-GAAP GROSS MARGIN	$7,954	$9,089	$33,708	$34,239

GAAP GROSS MARGIN PERCENTAGE	58.0%	64.5%	62.1%	62.5%
Adjustment for the amortization of acquisition-related intangibles	1.0%	0.9%	1.1%	0.9%
NON-GAAP GROSS MARGIN PERCENTAGE	59.0%	65.4%	63.2%	63.4%

GAAP OPERATING INCOME	$3,155	$4,599	$14,638	$17,477
Adjustment for the amortization of acquisition-related intangibles	212	209	865	742
NON-GAAP OPERATING INCOME	$3,367	$4,808	$15,503	$18,219

GAAP NET INCOME	$2,468	$3,360	$11,005	$12,942
Adjustment for:
Amortization of acquisition-related intangibles	212	209	865	742
Income tax effect	(71)	(46)	(290)	(160)
NON-GAAP NET INCOME	$2,609	$3,523	$11,580	$13,524

GAAP DILUTED EARNINGS PER COMMON SHARE	$0.48	$0.64	$2.13	$2.39
Adjustment for:
Amortization of acquisition-related intangibles	0.04	0.04	0.17	0.14
Income tax effect	(0.01)	(0.01)	(0.06)	(0.03)
NON-GAAP DILUTED EARNINGS PER COMMON SHARE	$0.51	$0.67	$2.24	$2.50